EXHIBIT 23.01




                          Consent of Independent Certified Public Accountants


                  We consent to the use of (a) our report dated January 28,
            1998, with respect to the consolidated financial statements of MIG Residential REIT, Inc. for each of the three years in the period ended December 31, 1997 and (b) our report dated February 20, 1998, with respect to the combined financial statements of MIG Companies for the year ended December 31, 1997, included in Associated Estates Realty Corporations's ("AERC") Current Report on Form 8-K/A-1 dated June 30, 1998, incorporated by reference in Registration Statements (Form S-3 No. 333-22419 and Forms S-8 No. 333-27429 and No. 33-88430) of AERC filed with the Securities and Exchange Commission.



            /s/ Ernst & Young, LLP

            West Palm Beach, Florida
            August 27, 1998